VERA BRADLEY ANNOUNCES FIRST QUARTER FISCAL YEAR 2022 RESULTS

Consolidated net revenues totaled $109.1 million for the current year first quarter, an increase of 57.5% over $69.3 million in the prior year

For the quarter, Vera Bradley, Inc. substantially narrowed its net loss to $2.1 million, or $0.06 per diluted share; excluding certain items, the non-GAAP net loss totaled $1.7 million, or $0.05 per diluted share

Balance sheet remains strong, with cash, cash equivalents, and investments over $50 million and no debt

Management increases annual guidance for fiscal year ending January 29, 2022

FORT WAYNE, Ind., June 9, 2021 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the first quarter ended May 1, 2021.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

First Quarter Comments

“We outperformed our revenue and earnings expectations in the first quarter,” noted Rob Wallstrom, Chief Executive Officer of the Company. “Consumer confidence, traffic, and spending grew as vaccines became more widely available; government stimulus funds were distributed; and customers began returning to work, social events, and travel. We expanded our consolidated gross margin rate and prudently managed our expenses.”

“As a reminder, our enterprise’s forward-looking strategy is to be a purpose-driven, multi-lifestyle brand, high-growth company,” Wallstrom continued. “Our strong cash position, debt-free balance sheet, and ability to generate free cash flow will allow us to continue to invest in both our Vera Bradley and Pura Vida brands and seek out appropriate acquisitions of other comfortable, affordable, purpose-driven, digitally-native brands, similar to our successful Pura Vida acquisition, over time. We will also continue to expand our reach by adding adjacent product categories and geographies.”

Summary of Financial Performance for the First Quarter

Consolidated net revenues totaled $109.1 million for the current year first quarter, an increase of 57.5% over $69.3 million in the prior year first quarter. Prior year revenues were adversely affected by the COVID-19 pandemic.

For the current year first quarter, Vera Bradley, Inc.’s consolidated net loss totaled ($2.1) million, or ($0.06) per diluted share. These results included $0.4 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated first quarter net loss totaled ($1.7) million, or ($0.05) per diluted share.

For the prior year first quarter, the Company posted a net loss of ($15.3) million, or ($0.66) per diluted share. These results included $5.1 million of net after tax charges, comprised of $2.2 million of impairment charges, $1.1 million of intangible asset amortization, $0.8 million of expenses related to the re-platforming of Vera Bradley’s information technology systems (“Project Novus”), $0.8 million of charges related to the cancellation of certain purchase orders as a result of COVID-19, a $0.1 million adjustment to the Pura Vida earn-out liability, and $0.1 million in certain department store exit costs resulting from COVID-19. In addition, the Company recorded an Accounting Standard Codification (“ASC”) 480 measurement adjustment to increase the redeemable noncontrolling interest to its redemption value, which exceeded its fair value by $6.8 million. This excess portion of the adjustment increased the Vera Bradley, Inc. loss utilized in the numerator of the earnings per share calculation by $6.8 million, which resulted in a $0.20 negative impact to diluted earnings per share for the prior year first quarter. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated prior year first quarter net loss totaled ($10.2) million, or ($0.31) per diluted share.

Non-GAAP Numbers

The current year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined intangible asset amortization. The prior year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined impairment charges, intangible asset amortization, Project Novus expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19.

First Quarter Details

Current year first quarter Vera Bradley Direct segment revenues totaled $66.7 million, an 81.2% increase over $36.8 million in the prior year first quarter. Since the Company’s stores were temporarily closed for approximately half of the prior year first quarter, a comparable store sales calculation related to the prior year is not pertinent. The Company permanently closed 10 full-line stores and opened seven factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $15.3 million, a 35.9% increase over $11.2 million in the prior year first quarter. Prior year revenues reflected a reduction in orders primarily related to COVID-19 and in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $27.1 million, a 27.7% increase over $21.2 million in the prior year first quarter. The prior year revenue numbers reflected a decline in sales to wholesale accounts, which were negatively affected by COVID-19.

First quarter consolidated gross profit totaled $59.2 million, or 54.2% of net revenues, compared to $34.2 million, or 49.3% of net revenues, in the prior year first quarter. On a non-GAAP basis, prior year first quarter gross profit totaled $35.5 million, or 51.2% of net revenues. The year-over-year improvement was driven by a shift in channel mix and more full-price selling.

Consolidated SG&A expense totaled $60.9 million, or 55.8% of net revenues, for the quarter, compared to $59.8 million, or 86.3% of net revenues, for the prior year first quarter. On a non-GAAP basis, consolidated SG&A expense totaled $60.1 million, or 55.1% of net revenues, for the current quarter, compared to $51.6 million, or 74.5% of net revenues, for the prior year first quarter. Prior year SG&A expenses and leverage were materially affected by COVID-19.

The Company’s first quarter consolidated operating loss totaled ($2.0) million, or (1.8%) of net revenues, compared to an operating loss of ($25.6) million, or (36.9%) of net revenues, in the prior year first quarter. On a non-GAAP basis, the consolidated operating loss totaled ($1.2) million, or (1.1%) of net revenues, compared to ($16.1) million, or (23.2%) of net revenues, in the prior year.

By segment:
•Vera Bradley Direct’s first quarter operating income was $10.9 million, or 16.3% of Direct net revenues, compared to an operating loss of ($11.0) million, or (29.8%) of Direct net revenues, in the prior year. On a non-GAAP basis, the prior year Direct operating loss totaled ($5.1) million, or (13.8%) of Direct net revenues.
•Vera Bradley Indirect’s first quarter operating income was $4.5 million, or 29.2% of Indirect net revenues, compared to $2.8 million, or 24.5% of Indirect net revenues, in the prior year. On a non-GAAP basis, the prior year Indirect operating income totaled $3.1 million, or 28.0% of Indirect net revenues.
•Pura Vida’s first quarter operating income was $2.5 million, or 9.3% of Pura Vida net revenues, compared to an operating loss of ($0.8) million, or (3.8%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s current year first quarter operating income was $3.3 million, or 12.1% of Pura Vida net revenues, compared to $1.6 million, or 7.7% of Pura Vida net revenues, for the prior year.

Balance Sheet

Net capital spending for the first quarter totaled $0.5 million.

Cash, cash equivalents, and investments as of May 1, 2021 totaled $52.7 million compared to $85.1 million at the end of last year’s first quarter. The prior year first quarter balance included $60.0 million drawn on the Company’s $75.0 million ABL credit facility at quarter end. This has since been repaid, leaving no borrowings on the facility at quarter end.

Total quarter-end inventory was $150.3 million, compared to $132.9 million at the end of the first quarter last year. Quarter-end inventory was higher than the prior year primarily due to additional Pura Vida inventory related to category expansions and product intensifications. Management expects year-over-year inventory should be down by approximately 5% by the end of Fiscal 2022.

There were no common stock repurchases during the first quarter of Fiscal 2022. At the end of the first quarter, the Company had approximately $32.9 million remaining under its $50.0 million share repurchase authorization which expires on December 11, 2021.

Looking Ahead

Wallstrom commented, “As a reminder, for Fiscal 2022, the Company’s four key growth drivers are:
1.Driving our digital-first strategy, by evolving the digital distribution of our products and further refining and utilizing digital experiences to serve our customers. This will be supported by continuously refining our technology, developing business process and technology platforms to improve agility, data-based decision making, customer centricity, and speed-to-market.
2.Enhancing our product innovation pipeline, collaborations, and category extensions to attract new customers and increase share of wallet with existing customers.
3.Building our community, through marketing and by creating an impactful, positive brand movement that not only changes lives but deepens our customers’ brand loyalty.
4.Evolving our distribution channels, by focusing on future growth opportunities and addressing the drastically changing retail environment and the consumer marketplace.”

Wallstrom concluded, “We have a long-term vision for the future of our Company and a clear path to achieve this vision. Our team is focused, our balance sheet is solid, our brands are strong, and we are positioned for growth. We are excited about the possibilities for Vera Bradley, Inc.”

Forward Outlook

The retail environment continues to be uncertain, and future financial performance is difficult to predict. However, management is providing its estimates for the full year of Fiscal 2022 (outlined below) based on current expectations. Based on the Company’s first quarter performance, management is raising its revenue and diluted earnings per share estimates for the fiscal year from its guidance previously provided on March 9, 2021.

All forward-looking guidance numbers referenced below are non-GAAP. The prior year gross profit, SG&A, and earnings per diluted share numbers exclude the previously disclosed net charges related to intangible asset amortization, store impairment charges, Project Novus expenses, cancellation of certain purchase orders related to the pandemic, adjustment to the Pura Vida earn-out liability, and certain department store exit costs related to the pandemic. Current year guidance excludes any similar charges.

For Fiscal 2022, the Company’s updated expectations are as follows:
•Consolidated net revenues of $555 to $575 million. Net revenues totaled $468.3 million in Fiscal 2021. Year-over-year Pura Vida revenues are expected to grow between 20% and 30%, and Vera Bradley revenues are expected to grow between 15% and 20%.
•Free cash flow of between $50 and $55 million compared to $15.0 million in the prior year.
•A consolidated gross profit percentage of 56.0% to 57.0% compared to 57.0% in Fiscal 2021. The potential rate decline relates to an abatement in mask penetration in Fiscal 2022 coupled with incremental costs for inbound and outbound freight expense.
•Consolidated SG&A expense of $265 to $275 million compared to $233.0 million in Fiscal 2021. The expected SG&A increase is primarily related to Vera Bradley stores being opened for the full year (stores were temporarily closed for between several weeks and several months in Fiscal 2021 due to the pandemic), non-comparable compensation and Cares Act savings in Fiscal 2021, and general variable increases associated with higher sales expectations.
•Consolidated operating income of $46 to $53 million compared to $34.0 million in Fiscal 2021.
•Consolidated diluted EPS of $0.85 to $1.00 based on diluted weighted-average shares outstanding of 34.6 million and an effective tax rate of approximately 24.0%. Diluted EPS totaled $0.63 last year.
•Net capital spending of approximately $8 to $10 million compared to $5.7 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow; gross profit; selling, general, and administrative expenses; operating loss; net loss; net loss attributable and available to Vera Bradley, Inc.; and diluted net loss per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the first quarter is scheduled for today, Wednesday, June 9, 2021, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 600-4870, and enter the access code 6021253. A replay will be available shortly after the conclusion of the call and remain available through June 23, 2021. To access the recording, listeners should dial (844) 512-2921, and enter the access code 6021253.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,000 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2021. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Current assets:
Cash and cash equivalents	$51,371	$64,175	$82,286
Short-term investments	1,293	1,295	499
Accounts receivable, net	21,945	27,543	20,559
Inventories	150,335	141,416	132,855
Income taxes receivable	8,782	7,372	10,913
Prepaid expenses and other current assets	18,478	17,882	14,610
Total current assets	252,204	259,683	261,722
Operating right-of-use assets	86,181	88,730	106,430
Property, plant, and equipment, net	62,391	63,952	69,669
Intangible assets, net	46,527	47,296	53,865
Goodwill	44,254	44,254	44,254
Long-term investments	—	—	2,271
Deferred income taxes	3,161	3,530	6,919
Other assets	6,525	6,342	6,267
Total assets	$501,243	$513,787	$551,397
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,160	$27,093	$23,735
Accrued employment costs	11,122	13,648	5,660
Short-term operating lease liabilities	21,210	22,321	27,048
Other accrued liabilities	14,736	14,043	12,644
Income taxes payable	—	321	90
Total current liabilities	70,228	77,426	69,177
Long-term operating lease liabilities	88,228	91,536	107,699
Long-term debt	—	—	60,000
Other long-term liabilities	83	109	89
Total liabilities	158,539	169,071	236,965
Redeemable noncontrolling interest	30,307	29,809	38,858
Shareholders’ equity:
Additional paid-in-capital	105,076	105,433	99,879
Retained earnings	314,381	316,526	282,772
Accumulated other comprehensive income	—	8	(17)
Treasury stock	(107,060)	(107,060)	(107,060)
Total shareholders’ equity of Vera Bradley, Inc.	312,397	314,907	275,574
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$501,243	$513,787	$551,397

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net revenues	$109,094	$69,284
Cost of sales	49,930	35,096
Gross profit	59,164	34,188
Selling, general, and administrative expenses	60,896	59,782
Other (loss) income, net	(227)	20
Operating loss	(1,959)	(25,574)
Interest expense, net	90	72
Loss before income taxes	(2,049)	(25,646)
Income tax benefit	(531)	(10,109)
Net loss	(1,518)	(15,537)
Less: Net income (loss) attributable to redeemable noncontrolling interest	627	(200)
Net loss attributable to Vera Bradley, Inc.	$(2,145)	$(15,337)

Basic weighted-average shares outstanding	33,590	33,330
Diluted weighted-average shares outstanding	33,590	33,330

Basic net loss per share available to Vera Bradley, Inc. common shareholders	$(0.06)	$(0.66)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.06)	$(0.66)

Reconciliation of net loss available to Vera Bradley, Inc. common shareholders
Net loss attributable to Vera Bradley, Inc.	$(2,145)	$(15,337)
Excess portion of redeemable noncontrolling interest redemption value adjustment	—	(6,800)
Net loss available to Vera Bradley, Inc. common shareholders	$(2,145)	$(22,137)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Cash flows from operating activities
Net loss	$(1,518)	$(15,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	2,286	4,353
Amortization of operating right-of-use assets	4,930	5,563
Impairment charges	—	3,806
Amortization of intangible assets	769	2,440
Provision for doubtful accounts	(66)	497
Stock-based compensation	1,814	59
Deferred income taxes	369	737
Loss on investments	—	20
Adjustment of earn-out liability	—	229
Other non-cash gain, net	(45)	(23)
Changes in assets and liabilities:
Accounts receivable	5,664	2,241
Inventories	(8,919)	(9,249)
Prepaid expenses and other assets	(779)	(4,593)
Accounts payable	(4,234)	3,780
Income taxes	(1,731)	(11,893)
Operating lease liabilities, net	(6,800)	(384)
Accrued and other liabilities	(1,780)	(6,792)
Net cash used in operating activities	(10,040)	(24,746)
Cash flows from investing activities
Purchases of property, plant, and equipment	(503)	(2,238)
Purchases of investments	—	(851)
Proceeds from maturities and sales of investments	—	21,788
Cash received for business acquisition	—	993
Proceeds from disposal of property, plant, and equipment	45	—
Net cash (used in) provided by investing activities	(458)	19,692
Cash flows from financing activities
Tax withholdings for equity compensation	(2,171)	(537)
Repurchase of common stock	—	(3,077)
Distributions to redeemable noncontrolling interest	(129)	(296)
Borrowings under asset-based revolving credit agreement	—	60,000
Payment of contingent consideration for business acquisition	—	(18,677)
Net cash (used in) provided by financing activities	(2,300)	37,413
Effect of exchange rate changes on cash and cash equivalents	(6)	10
Net (decrease) increase in cash and cash equivalents	$(12,804)	$32,369
Cash and cash equivalents, beginning of period	64,175	49,917
Cash and cash equivalents, end of period	$51,371	$82,286

Vera Bradley, Inc.
First Quarter Fiscal 2022
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 1, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$59,164	$—		$59,164
Selling, general, and administrative expenses	60,896	769	1	60,127
Operating loss	(1,959)	(769)		(1,190)
Loss before income taxes	(2,049)	(769)		(1,280)
Income tax benefit	(531)	(163)		(368)
Net loss	(1,518)	(606)		(912)
Less: Net income (loss) attributable to redeemable noncontrolling interest	627	(192)		819
Net loss attributable to Vera Bradley, Inc.	(2,145)	(414)		(1,731)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.06)	$(0.01)		$(0.05)

Vera Bradley Direct segment operating income	$10,860	$—		$10,860
Vera Bradley Indirect segment operating income	$4,461	$—		$4,461
Pura Vida segment operating income (loss)	$2,508	$(769)	1	$3,277
Unallocated corporate expenses	$(19,788)	$—		$(19,788)

[1]Includes the amortization of definite-lived intangible assets

Vera Bradley, Inc.
First Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 2, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Redemption Value Adjustment[8]	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$34,188	$—	$(1,320)	1	$35,508
Selling, general, and administrative expenses	59,782	—	8,148	2	51,634
Operating loss	(25,574)	—	(9,468)		(16,106)
Loss before income taxes	(25,646)	—	(9,468)		(16,178)
Income tax benefit	(10,109)	—	(3,730)	3	(6,379)
Net loss	(15,537)	—	(5,738)		(9,799)
Less: Net (loss) income attributable to redeemable noncontrolling interest	(200)	—	(610)		410
Net loss attributable to Vera Bradley, Inc.	(15,337)	—	(5,128)		(10,209)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.66)	$(0.20)	$(0.15)		$(0.31)

Vera Bradley Direct segment operating loss	$(10,965)	$—	$(5,872)	4	$(5,093)
Vera Bradley Indirect segment operating income (loss)	$2,756	$—	$(387)	5	$3,143
Pura Vida segment operating (loss) income	$(801)	$—	$(2,440)	6	$1,639
Unallocated corporate expenses	$(16,564)	$—	$(769)	7	$(15,795)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $3,806 for store impairment charges; $2,440 for the amortization of definite-lived intangible assets; $1,460 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $3,806 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $920 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $540 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability
[8]Related to a $6.8 million increase in the loss available to Vera Bradley, Inc. common shareholders associated with the excess portion of the ASC 480 adjustment for the redeemable noncontrolling interest of Pura Vida; this adjustment impacts the Company’s net loss per share calculations only